Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109185, 333-118764, 333-52852, 333-132100, 333-161516, 333-75243, 333-185757, and 333-221833 on Form S-8 and Registration Statement No. 333-283760 on Form S-3 of our reports dated July 30, 2025, relating to the financial statements of Microsoft Corporation and the effectiveness of Microsoft Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2025.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

July 30, 2025